Exhibit 99.1

                  MTI Technology Reports Fiscal 2006
First Quarter Financial Results; Revenue Increases 51% Year-Over-Year
                         and 10% Sequentially


    TUSTIN, Calif.--(BUSINESS WIRE)--Aug. 15, 2005--MTI Technology Corporation (Nasdaq:MTIC), a leading multi-national storage solutions and services company, today announced its financial results for the fiscal year 2006 first quarter, ended July 2, 2005.
    Revenue for the quarter improved 51% year-over-year to $39.3 million compared to $26.0 million for the fiscal 2005 first quarter, and increased 10% sequentially from $35.6 million in the fourth quarter of fiscal 2005.
    Net loss applicable to common shareholders for the quarter was $3.6 million or $.10 per share compared to a net loss of $9.5 million or $0.27 per share for the preceding quarter and a net loss of $1.9 million or $.06 per share for the same quarter of the prior fiscal year. Net loss applicable to common shareholders for the current quarter includes a restructuring charge of $894,000, a foreign currency loss of $840,000, and $620,000 of costs associated with the amortization of a beneficial conversion feature and dividends payable on Series A securities. Excluding these charges, operating loss for the quarter was $1.2 million, our best performance in eight quarters.
    Product revenue for the first quarter increased 70% to $29.2 million from $17.2 million in the prior year period, and increased 17% sequentially from $24.9 million in the fourth quarter of fiscal 2005. Service revenue for the quarter was $10.1 million, a 15% improvement year-over-year compared to $8.8 million in the comparable prior year period, and a 5% decline sequentially.
    Gross margin for the first quarter was 20.5% compared to 23.2% in the prior year period and 12.6% in the prior quarter. Service gross margins improved significantly from the prior quarter, boosted by better utilization, cost improvements, and reduced depreciation charges, in line with the Company's previously announced plans.
    SG&A expenses of $9.3 million in the first quarter were up year-over-year from $7.7 million and down sequentially from $10.7 million. The increase in expenses year-over-year is due primarily to increased selling expense associated with the addition of new salespeople and commissions on increased sales. Expenses were lower than the prior quarter due to reduced administrative costs, including the shutdown of our Irish facility.
    The Company recognized a restructuring charge of $894,000 in the period associated primarily with remaining costs of the Irish facility closure and a revaluation of a previously recorded facilities reserve.
    As of July 2, 2005, the Company had $7.8 million in cash and cash equivalents. Uses of cash in the quarter primarily consisted of costs associated with the Ireland facility closure and the operating loss.
    "We grew revenue nicely in the first quarter and made very good progress toward achieving profitability," said Tom Raimondi, chairman, president and CEO of MTI. "We experienced strong improvement in our bottom-line results, which we expect to further improve upon throughout the year."
    Raimondi added, "We are making very good progress and will continue to drive aggressively towards profitability and increased market share."

    Investor Conference Call

    Management will discuss results followed by a question and answer session today, August 15, 2005 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The call-in number is 866-543-6411, access code 64245011; international callers should dial 617-213-8900. If you are unable to participate, a replay will be available for 48 hours, beginning at 4:00 p.m. Pacific Time August 15, 2005. The replay call-in number is 1-888-286-8010, access code 63515600. The replay for international callers is 617-801-6888, access code 63515600. A live and archived webcast of the conference call will be available on the MTI website at www.mti.com.

    About MTI Technology

    MTI is a leading multi-national provider of professional services and comprehensive data storage solutions for mid to large-size organizations. With more than 20 years of expertise as a storage technology innovator, MTI is uniquely qualified to assess, design, implement and support whole-office data storage and backup initiatives. As a strategic partner of EMC (NYSE:EMC), MTI offers the best data storage, protection and management solutions available today. By employing a strategic, consultative approach, MTI provides customers with a single point of contact that eliminates complexities while delivering operational efficiencies and competitive advantages. MTI currently serves more than 3,000 customers throughout North America and Europe. Visit www.mti.com for more information.

    MTI is a registered trademark of MTI Technology Corporation (the
"Company").

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company's expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company's future revenue levels, continued improvement in operating income, ability to achieve and maintain profitability and ability to continue taking market share. The actual results may differ materially from those described in any forward-looking statement. In particular, we cannot assure you that MTI will improve revenues, margins, operating efficiencies or operating results, or be within the expected time frame or at all. Important factors that may cause actual results to differ include competition, timing of customer orders, unanticipated expenses, currency movements, evolving technology, and the economy and other world events. Other important factors are set forth in the Company's periodic filings with the U.S. Securities and Exchange Commission, including its Form 10-K, as amended, for the year ended April 2, 2005. All forward-looking statements speak as of the date made and MTI undertakes no obligation to update any such statement.

    Financial Tables to Follow


                      MTI TECHNOLOGY CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    July 2,   April 2,
                                                     2005       2005
                     ASSETS                       (UNAUDITED)

Current assets:
    Cash and cash equivalents                        $7,801   $12,191
    Accounts receivable, less allowance for
     doubtful accounts and sales returns of $455
     and $451 at July 2, 2005 and April 2, 2005,
     respectively                                    34,550    33,866
    Inventories, net                                  3,742     3,723
    Prepaid expenses and other receivables            6,655     6,971
              Total current assets                   52,748    56,751

Property, plant and equipment, net                      474       708
Goodwill, net                                         5,184     5,184
Other                                                   224       223
              Total assets                          $58,630   $62,866

      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Line of credit                                   $3,667    $3,667
    Current portion of capital lease obligations         27        78
    Accounts payable                                 26,518    24,474
    Accrued liabilities                               9,809     9,489
    Accrued restructuring charges                     1,836     2,767
    Deferred revenue                                 11,197    14,020
              Total current liabilities              53,054    54,495

Deferred revenue                                      3,448     3,695
              Total liabilities                      56,502    58,190

Redeemable convertible preferred stock, 567
 shares issued and outstanding at July 2, 2005,
 net of discount of $7,635 and $7,955 at July 2,
 2005 and April 2, 2005, respectively                 7,365     7,045

Commitments and contingencies                            --        --

Stockholders' deficit:
    Preferred stock, $.001 par value; authorized
     5,000 shares; issued and outstanding 567
     shares at July 2, 2005 and April 2, 2005,
     included in redeemable convertible preferred
     stock above                                         --        --
    Common stock, $.001 par value; authorized
     80,000 shares; issued and outstanding
     35,387 and 35,159 shares at July 2, 2005 and
     April 2, 2005, respectively                         35        35
    Additional paid-in capital                      145,455   145,345
    Accumulated deficit                            (147,392) (143,768)
    Accumulated other comprehensive loss             (2,834)   (3,376)
    Deferred compensation                              (501)     (605)
              Total stockholders' deficit            (5,237)   (2,369)
              Total liabilities and stockholders'
               deficit                              $58,630   $62,886




                      MTI TECHNOLOGY CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                              (UNAUDITED)

                                                       THREE MONTHS
                                                           ENDED
                                                     JULY 2,   JULY 3,
                                                      2005      2004

Net product revenue                                  $29,204  $17,204
Service revenue                                       10,127    8,832
   Total revenue                                      39,331   26,036

Product cost of revenue                               23,481   13,096
Service cost of revenue                                7,772    6,893
   Total cost of revenue                              31,253   19,989

   Gross profit                                        8,078    6,047

Operating expenses:
   Selling, general and administrative                 9,274    7,744
   Restructuring charges                                 894       --
     Total operating expenses                         10,168    7,744

   Operating loss                                     (2,090)  (1,697)

Interest and other expense, net                          (63)    (147)
Gain (loss) on foreign currency transactions            (840)      53

Loss before income taxes                              (2,993)  (1,791)
Income tax expense (benefit)                              10       (2)

   Net loss                                           (3,003)  (1,789)


Amortization of preferred stock discount                (320)     (77)
Dividend on preferred stock                             (300)     (53)

   Net loss applicable to common shareholders        $(3,623) $(1,919)

Net loss per share applicable to common
 shareholders:
   Basic and diluted                                  $(0.10)  $(0.06)

Weighted-average shares used in per share
 computations:
   Basic and diluted                                  35,210   34,555


    CONTACT: MTI Technology Corporation
             Victor Chynoweth, 714-481-7828
             vchynoweth@mti.com